DEAN FOODS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS
Financial Results Reflect Significant Year-Over-Year Improvement
DALLAS, February 22, 2016 - Dean Foods Company (NYSE: DF) today reported fourth quarter and full year 2015 results.
Highlights

•	Q4 net income per diluted share was $0.20 and adjusted net income per diluted share was $0.36.

•	Full year net loss per diluted share was $0.09 and adjusted net income per diluted share was $1.23.

•	Q4 adjusted results reflect the fourth consecutive quarter of year-over-year improved results behind solid execution and price realization.

•	Improvement in the overall health of the dairy category

•	DairyPure®, our national white milk brand, supporting commercial agenda

•	Q1 2016 adjusted diluted earnings are expected to be $0.32 to $0.42 per diluted share.
Chief Executive Officer Gregg Tanner said, “The fourth quarter marked the successful completion of a very strong year. I’m very pleased with the sequential improvement we saw in our operational and financial performance from Q3 to Q4. I believe the 2015 financial results demonstrate that we’re driving the right initiatives and agenda. As I look to the future, I believe our financial position and the momentum of our strong operating performance will allow us to continue to grow our business and create shareholder value.”
Fourth Quarter and Full Year 2015 Operating Results
Chief Financial Officer Chris Bellairs said, “We delivered a strong finish to 2015 across our key financial measures. We delivered $246 million of free cash flow and $404 million of adjusted EBITDA on a full year basis. On an all cash netted basis, our total leverage has improved to 1.89 times net debt to EBITDA. This highlights our ability to rapidly reduce leverage on the strength of our free cash flow while investing in our business and returning cash to our shareholders.”

Financial Summary *	Three Months Ended December 31		Twelve Months Ended December 31
(In millions, except per share amounts)	2015	2014	2015	2014

Gross Profit
GAAP	$508	$441	$1,974	$1,673
Adjusted	$509	$443	$1,973	$1,676

Operating Income
GAAP	$45	$8	$93	$9
Adjusted	$67	$26	$248	$36

Interest Expense
GAAP	$16	$16	$67	$61
Adjusted	$16	$15	$66	$59

Net Income (Loss)
GAAP	$18	$5	$(9)	$(20)
Adjusted	$33	$7	$115	$(13)

Diluted Earnings (Loss) Per Share (EPS)
GAAP	$0.20	$0.06	$(0.09)	$(0.22)
Adjusted	$0.36	$0.08	$1.23	$(0.14)

* Adjustments to GAAP for the impacts of specific transactions and other one-time or non-recurring items are fully described in the attached tables.
The fourth quarter 2015 average Class I Mover, a measure of raw milk costs, was $16.34 per hundred-weight, a 0.2% sequential decrease from the third quarter of 2015 and a decrease of 31% from the fourth quarter of 2014. On a full year basis, the average Class I Mover was $16.34 per hundred-weight, a 30% decrease over full year 2014. The first quarter 2016 average Class I Mover of $14.49 per hundred-weight represents an approximately 11% decline sequentially and an approximately 14% decline year-over-year.
Total volume across all products was 658 million gallons for the fourth quarter of 2015, a 3.6% decline compared to total volume of 683 million gallons in the fourth quarter of 2014. Full year 2015 volumes totaled 2.6 billion gallons, a 3.1% decline versus full year 2014. For the first quarter 2016, as compared to the prior year period, the Company expects total volumes to decline in the low single digits.
Based on the USDA’s recently published category data, fluid milk volumes remained essentially flat sequentially from a 1.0% decline in the third quarter to a 1.1% decline in the fourth quarter on an unadjusted basis. On this same basis, Dean Foods’ share of U.S. fluid milk volumes decreased 50 basis points sequentially and 90 basis points year-over-year to 34.7%.
Cash Flow
Net cash provided by continuing operations for the twelve months ended December 31, 2015, totaled $408 million. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, was $246 million for the twelve months ended December 31, 2015, a $242 million increase as compared to the prior year period. Capital expenditures totaled $163 million for 2015, including approximately $13 million for the fourth quarter acquisition of an ice cream production facility in Utah.
Debt
Total debt at December 31, 2015, net of $61 million cash on hand, was approximately $782 million. The Company’s funded net debt to EBITDA ratio, on an all cash netted basis, improved sequentially to 1.89 times at the end of the fourth quarter of 2015 with strong free cash flow and increased EBITDA.

Forward Outlook

“Turning to the forward outlook for the first quarter, with the continuation of commercial and brand initiatives, diligent cost focus, and an overall favorable commodity environment, we expect our operating and financial momentum to continue with first quarter adjusted diluted earnings of between $0.32 and $0.42 per diluted share. For the full year we expect our capital expenditures to be approximately $160 million, consistent with our capital spend in 2015,” Tanner added.
Non-GAAP Financial Measures
In addition to the results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we have presented certain adjusted financial results and certain other non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow, each as defined below. These non-GAAP financial measures are from continuing operations and are adjusted to eliminate the net expenses and net gains related to the items identified in the “Reconciliation of GAAP to Non-GAAP Information” tables below. This information is provided to assist investors in making meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because we cannot predict the timing and amount of expenses or gains associated with certain non-recurring items; asset impairment charges; gains or losses related to discontinued operations and divestitures; facility closing, reorganization and realignment costs; costs associated with the early retirement of long-term debt; gains (losses) on the mark-to-market of our derivative contracts; litigation settlements; incremental non-cash trademark amortization triggered by the launch of a national fresh white milk brand; and certain other charges, our management does not consider these items when evaluating our performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.
We have defined Adjusted EBITDA as net income (loss), which is the most comparable GAAP financial measure, adjusted for the items above as well as interest, taxes, depreciation and amortization. We believe Adjusted EBITDA is a useful measure for analyzing the performance of our business and is a widely-accepted indicator of our ability to incur and service indebtedness and generate free cash flow. We also believe that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because such measures assist in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly) and non-operating factors (such as historical cost). The reconciliation of net income to Adjusted EBITDA for the three and twelve months ended December 31, 2015 and 2014 is included in the tables below.
Additionally, we believe free cash flow provided by continuing operations (“Free Cash Flow”) is a meaningful non-GAAP measure that offers supplemental information and insight regarding the liquidity of our operations and our ability to generate sufficient cash flow above what is required in our business to sustain our operations. We define Free Cash Flow as net cash provided by continuing operations less cash payments for capital expenditures. A reconciliation of net cash provided by continuing operations, which is the most comparable GAAP financial measure to Free Cash Flow, is included in the tables below.
This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. Additionally, these non-GAAP measures may be different than similar measures used by other companies. We believe that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures, provides investors with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. A full reconciliation of our results and financial measures reported in accordance with GAAP for the three and twelve months ended December 31, 2015 and 2014 to the non-GAAP financial measures described above is set forth herein.
Conference Call/Webcast
A webcast to discuss the Company's financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the "Webcast" section of the Company's website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.
About Dean Foods
Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country's first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Almost 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.
*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

**PET is a trademark of The J.M. Smucker Company and is used by license.
Some of the statements made in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements relating to: (1) our financial forecast for the first quarter of 2016, including projected sales (including specific product lines and the Company as a whole), profit margins, net income, earnings per share, free cash flow and debt covenant compliance, (2) the Company’s regional and national branding initiatives, (3) the Company’s innovation, research and development plans and its ability to successfully launch new products or brands, (4) commodity prices and other inputs and the Company’s ability to forecast or predict commodity prices, milk production and milk exports, (5) the Company’s cost-savings initiatives, including plant closures and route reductions, and its ability to achieve expected savings, (6) planned capital expenditures, (7) the status of the Company’s litigation matters, (8) the Company’s plans related to its capital structure, (9) the Company’s dividend policy and (10) possible repurchases of shares of the Company’s common stock. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in this press release. Financial projections are based on a number of assumptions. Actual results could be materially different than projected if those assumptions are erroneous. The cost and supply of commodities and other raw materials are determined by market forces over which the Company has limited or no control. Sales, operating income, net income, debt covenant compliance, financial performance and adjusted earnings per share can vary based on a variety of economic, governmental and competitive factors, which are identified in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of its products. The declaration and payment of cash dividends under the Company’s dividend policy remains at the sole discretion of the Board of Directors or a committee thereof and will depend upon its financial results, cash requirements, future prospects, restrictions in its credit agreement and debt covenant compliance, applicable law and other factors that may be deemed relevant by the Board or such committee. All forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in our expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based except as required by law.
CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Sherri Baker, +1-214-303-3438

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended December 31,		Three months ended December 31,
	2015	2014	2015		2014
	GAAP		Adjusted*
Net sales	$2,022,500	$2,395,007	$2,022,500		$2,395,007
Cost of sales	1,514,029	1,953,607	1,513,812	(d)	1,952,139	(d)
Gross profit	508,471	441,400	508,688		442,868

Operating costs and expenses:
Selling and distribution	355,548	343,396	350,312	(d)	340,442	(b) (d)
General and administrative	90,689	75,940	90,677	(d)	76,036	(b)
Amortization of intangibles	6,340	714	751	(a)	714
Facility closing and reorganization costs	10,482	(50)	—	(b)	—	(b)
Impairment of long-lived assets	—	13,420	—		—	(a)
Total operating costs and expenses	463,059	433,420	441,740		417,192

Operating income	45,412	7,980	66,948		25,676

Interest expense	16,308	15,542	16,090	(d)	15,116	(d)
Loss on early retirement of debt	—	1,437	—		—	(c)
Other income, net	(2,047)	(860)	(2,047)		(860)

Income (loss) from continuing operations before income taxes	31,151	(8,139)	52,905		11,420

Income tax expense (benefit)	12,333	(13,843)	20,105	(e)	4,339	(e)

Income from continuing operations	18,818	5,704	32,800		7,081
Gain (loss) on sale of discontinued operations, net of tax	757	(611)	—	(d)	—	(d)
Income (loss) from discontinued operations, net of tax	(1,095)	184	—	(d)	—	(d)

Net income	$18,480	$5,277	$32,800		$7,081

Average common shares:
Basic	91,363	93,928	91,363		93,928
Diluted	92,028	94,366	92,028		94,366

Basic earnings per common share:
Income from continuing operations	$0.20	$0.06	$0.36		$0.08
Income from discontinued operations	—	—	—		—
Net income	$0.20	$0.06	$0.36		$0.08

Diluted earnings per common share:
Income from continuing operations	$0.20	$0.06	$0.36		$0.08
Income from discontinued operations	—	—	—		—
Net income	$0.20	$0.06	$0.36		$0.08
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Twelve months ended December 31,		Twelve months ended December 31,
	2015	2014	2015		2014
	GAAP		Adjusted*
Net sales	$8,121,661	$9,503,196	$8,121,661		$9,503,196
Cost of sales	6,147,252	7,829,733	6,148,222	(d)	7,826,721	(a) (d)
Gross profit	1,974,409	1,673,463	1,973,439		1,676,475

Operating costs and expenses:
Selling and distribution	1,379,317	1,355,053	1,372,378	(d)	1,352,039	(b) (d)
General and administrative	350,324	288,744	350,330	(d)	285,128	(b)
Amortization of intangibles	21,653	2,889	3,024	(a)	2,889
Facility closing and reorganization costs	19,844	4,460	—	(b)	—	(b)
Litigation settlements	—	(2,521)	—		—	(d)
Impairment of long-lived assets	109,910	20,820	—	(a)	—	(a)
Other operating loss	—	(4,535)	—		—	(a)
Total operating costs and expenses	1,881,048	1,664,910	1,725,732		1,640,056

Operating income	93,361	8,553	247,707		36,419

Interest expense	66,813	61,019	65,525	(d)	59,092	(d)
Loss on early retirement of debt	43,609	1,437	—	(c)	—	(c)
Other income, net	(3,751)	(1,620)	(3,751)		(1,620)

Income (loss) from continuing operations before income taxes	(13,310)	(52,283)	185,933		(21,053)

Income tax expense (benefit)	(5,229)	(32,096)	70,656	(e)	(8,000)	(e)

Income (loss) from continuing operations	(8,081)	(20,187)	115,277		(13,053)
Gain on sale of discontinued operations, net of tax	668	543	—	(d)	—	(d)
Loss from discontinued operations, net of tax	(1,095)	(652)	—	(d)	—	(d)
Net income (loss)	$(8,508)	$(20,296)	$115,277		$(13,053)

Average common shares:
Basic	93,298	93,917	93,298		93,917
Diluted	93,298	93,917	93,839	(f)	93,917

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.09)	$(0.22)	$1.24		$(0.14)
Income from discontinued operations	—	—	—		—
Net income (loss)	$(0.09)	$(0.22)	$1.24		$(0.14)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.09)	$(0.22)	$1.23		$(0.14)
Income from discontinued operations	—	—	—		—
Net income (loss)	$(0.09)	$(0.22)	$1.23		$(0.14)
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Computation of Adjusted EBITDA
(Unaudited)
(In thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Net income (loss)	$32,800	$7,081	$115,277	$(13,053)
Interest expense	16,090	15,116	65,525	59,092
Income tax expense (benefit)	20,105	4,339	70,656	(8,000)
Depreciation and amortization	37,917	40,313	152,699	157,922
Adjusted EBITDA	$106,912	$66,849	$404,157	$195,961

DEAN FOODS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

ASSETS	December 31, 2015	December 31, 2014
Cash and cash equivalents	$60,734	$16,362
Other current assets	1,016,829	1,163,698
Total current assets	1,077,563	1,180,060
Property, plant and equipment, net	1,174,137	1,172,596
Intangibles and other assets, net	276,315	416,980
Total Assets	$2,528,015	$2,769,636

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities, excluding debt	$760,402	$793,753
Total long-term debt, including current portion	842,425	917,179
Other long-term liabilities	379,684	431,386
Total stockholders' equity	545,504	627,318
Total Liabilities and Stockholders' Equity	$2,528,015	$2,769,636

DEAN FOODS COMPANY
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve months ended December 31,
Operating Activities	2015	2014
Net cash provided by operating activities	$408,153	$152,946

Investing Activities
Payments for property, plant and equipment	(162,542)	(149,421)
Proceeds from sale of fixed assets	18,495	27,629
Other	(2,200)	—
Net cash used in investing activities	(146,247)	(121,792)

Financing Activities
Net proceeds from debt	393,283	41,383
Early retirement of long-term debt	(476,188)	(23,812)
Premiums paid on early retirement of debt	(37,309)	(1,161)
Payments of financing costs	(16,816)	(3,287)
Common stock repurchase	(53,010)	(25,000)
Cash dividends paid	(26,182)	(26,232)
Issuance of common stock, net of share repurchases for withholding taxes	(16)	7,861
Other	342	360
Net cash used in financing activities	(215,896)	(29,888)

Effect of exchange rate changes on cash and cash equivalents	(1,638)	(1,666)

Increase (decrease) in cash and cash equivalents	44,372	(400)
Cash and cash equivalents, beginning of period	16,362	16,762

Cash and cash equivalents, end of period	$60,734	$16,362

Computation of Free Cash Flow provided by (used in) continuing operations:
Net cash provided by operating activities	$408,153	$152,946
Payments for property, plant and equipment	(162,542)	(149,421)
Free cash flow provided by continuing operations	$245,612	$3,525

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Three months ended December 31, 2015
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$62,234	$—	$—	$—	$5,465	$—	$67,699
Amortization of intangibles	(6,340)	5,589	—	—	—	—	(751)
Facility closing and reorganization costs	(10,482)	—	10,482	—	—	—	—
Total operating income	45,412	5,589	10,482	—	5,465	—	66,948

Interest expense	16,308	—	—	—	(218)	—	16,090
Other income, net	(2,047)	—	—	—	—	—	(2,047)
Income tax expense	12,333	—	—	—	—	7,772	20,105
Income from continuing operations	18,818	5,589	10,482	—	5,683	(7,772)	32,800

Loss from discontinued operations, net of tax	(338)	—	—	—	338	—	—
Net income	$18,480	$5,589	$10,482	$—	$6,021	$(7,772)	$32,800

Diluted earnings per share	$0.20	$0.06	$0.11	$—	$0.07	$(0.08)	$0.36

	Three months ended December 31, 2014
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$21,350	$—	$(99)	$—	$4,425	$—	$ 25,676
Facility closing and reorganization costs	50	—	(50)	—	—	—	—
Impairment of long-lived assets	(13,420)	13,420	—	—	—	—	—
Total operating income	7,980	13,420	(149)	—	4,425	—	25,676

Interest expense	15,542	—	—	—	(426)	—	15,116
Loss on early retirement of debt	1,437	—	—	(1,437)	—	—	—
Other income, net	(860)	—	—	—	—	—	(860)
Income tax expense (benefit)	(13,843)	—	—	—	—	18,182	4,339
Income from continuing operations	5,704	13,420	(149)	1,437	4,851	(18,182)	7,081

Loss from discontinued operations, net of tax	(427)	—	—	—	427	—	—
Net income	$5,277	$13,420	$(149)	$1,437	$5,278	$(18,182)	$7,081

Diluted earnings per share	$0.06	$0.14	$—	$0.02	$0.05	$(0.19)	$0.08
* See notes to Earnings Release Tables

DEAN FOODS COMPANY
Reconciliation of GAAP to Adjusted Earnings
(Unaudited)
(In thousands, except per share data)

	Twelve months ended December 31, 2015
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$244,768	$—	$—	$—	$5,963	$—	$250,731
Amortization of intangibles	(21,653)	18,629	—	—	—	—	(3,024)
Facility closing and reorganization costs	(19,844)	—	19,844	—	—	—	—
Impairment of long-lived assets	(109,910)	109,910	—	—	—	—	—
Total operating income	93,361	128,539	19,844	—	5,963	—	247,707

Interest expense	66,813	—	—	—	(1,288)	—	65,525
Loss on early retirement of debt	43,609	—	—	(43,609)	—	—	—
Other income, net	(3,751)	—	—	—	—	—	(3,751)
Income tax expense (benefit)	(5,229)	—	—	—	—	75,885	70,656
Income (loss) from continuing operations	(8,081)	128,539	19,844	43,609	7,251	(75,885)	115,277

Loss from discontinued operations, net of tax	(427)	—	—	—	427	—	—
Net income (loss)	$(8,508)	$128,539	$19,844	$43,609	$7,678	$(75,885)	$115,277

Diluted earnings (loss) per share (f)	$(0.09)	$1.38	$0.21	$0.46	$0.08	$(0.81)	$1.23

	Twelve months ended December 31, 2014
	GAAP	Asset write-downs and (gain) loss on sale of assets (a)	Facility closing, reorganization and realignment costs (b)	Loss on early retirement of debt (c)	Other adjustments (d)	Income tax (e)	Adjusted*
Operating income (loss):
Dean Foods	$26,777	$1,491	$3,723	$—	$4,428	$—	$36,419
Facility closing and reorganization costs	(4,460)	—	4,460	—	—	—	—
Litigation settlements	2,521	—	—	—	(2,521)	—	—
Impairment of long-lived assets	(20,820)	20,820	—	—	—	—	—
Other operating income	4,535	(4,535)	—	—	—	—	—
Total operating income	8,553	17,776	8,183	—	1,907	—	36,419

Interest expense	61,019	—	—	—	(1,927)	—	59,092
Loss on early retirement of debt	1,437	—	—	(1,437)	—	—	—
Other income, net	(1,620)	—	—	—	—	—	(1,620)
Income tax benefit	(32,096)	—	—	—	—	24,096	(8,000)
Loss from continuing operations	(20,187)	17,776	8,183	1,437	3,834	(24,096)	(13,053)

Loss from discontinued operations, net of tax	(109)	—	—	—	109	—	—
Net loss	$(20,296)	$17,776	$8,183	$1,437	$3,943	$(24,096)	$(13,053)

Diluted loss per share	$(0.22)	$0.19	$0.09	$0.02	$0.04	$(0.26)	$(0.14)
* See notes to Earnings Release Tables

For the three and twelve months ended December 31, 2015 and 2014, the adjusted results and certain other non-GAAP financial measures differ from the Company's results under GAAP due to the exclusion of net gains or net losses associated with certain non-recurring items, including facility closing, reorganization and realignment costs; costs associated with the early retirement of long-term debt; (gains) losses on the mark-to-market of our derivative contracts; litigation settlements, and discontinued operations, as well as certain asset impairment and amortization charges. These adjustments are made to facilitate meaningful comparisons of our operating performance between periods as the Company cannot predict the timing and amount of charges associated with such items.

(a)	The adjustment reflects the elimination of the following:

i.
In conjunction with our decision to launch DairyPure in the first quarter of 2015, we changed certain of our indefinite-lived assets to finite-lives resulting in a triggering event for impairment testing purposes. As a result, we recorded a non-cash charge of $109.9 million ($68.7 million net of tax) related to the impairment of certain intangible assets during the first quarter of 2015. In addition, we recorded amortization expense on these finite-lived trademarks of $5.6 million and $18.6 million for the three and twelve months ended December 31, 2015, respectively;

ii.
Asset impairment charges on certain fixed assets and indefinite lived intangible assets. We evaluate our long-lived assets for impairment when circumstances indicate that their carrying value may not be recoverable. Indicators of impairment could include, among other factors, significant changes in the business environment or the planned closure of a facility;

iii.
Accelerated depreciation related to machinery and equipment at certain of our production facilities as a result of revisions made to the estimated remaining useful lives due to our evaluation of the impact that we expect changes in our business to have on estimated future cash flows at those production facilities; and

iv.	Other operating income related to the final disposal of assets associated with the closure of one of our production facilities.

(b)
The adjustment reflects the elimination of severance charges and non-cash asset impairments related to approved facility closings and restructuring plans, as well as other organizational realignment activities.

(c)	The adjustment reflects the elimination of the following:

i.
During the first quarter of 2015, we retired the remaining outstanding principal amount of $476.2 million of our 2016 senior notes. As a result, we recorded a $38.3 million pre-tax loss on the early extinguishment of debt in the first quarter of 2015, which consisted of debt redemption premiums of $37.3 million, a write-off of unamortized debt issue costs of $0.8 million, and a write-off of the remaining bond discount and interest rate swaps of $0.2 million. In addition, in conjunction with the execution of a new credit agreement and the amendment of our receivables-backed facility in the first quarter of 2015, we wrote off unamortized debt issue costs related to the prior facilities of $5.3 million; and

ii.
During the fourth quarter of 2014, we successfully completed a cash tender offer for the remaining $24 million of our Senior Notes Due 2018. As a result of the tender offer, we recorded a $1.4 million pre-tax loss ($0.9 million, net of tax) on early extinguishment of debt.

(d)	The adjustment reflects the elimination of the following:

i.
The (gain) loss on the mark-to-market of our commodity derivative contracts. Effective January 1, 2014, we de-designated all open commodity derivative positions that were previously designated as hedges. As of the de-designation date, all commodities contracts are now marked to market in our statement of operations during each reporting period and a derivative asset or liability is recorded on our balance sheet;

ii.
Interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012;

iii.	A reduction in a litigation settlement liability due to plaintiff class “opt-outs” of $2.5 million during the twelve months ended December 31, 2014; and

iv.	A taxing authority settlement of certain contingent obligations that we retained in connection with prior discontinued operations.

(e)
The adjustment reflects the income tax impact of adjustments (a) through (d) and to reflect our adjusted tax rate at 38%, which we believe represents our normalized long-term effective tax rate as a U.S. domiciled business.

(f)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.